UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report: February 4, 2026
(Date of earliest event reported)
SUN COMMUNITIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland				1-12616	38-2730780
(State of Incorporation)				Commission file number	(I.R.S. Employer Identification No.)

27777 Franklin Rd.	Suite 300,	Southfield,	Michigan		48034
(Address of Principal Executive Offices)					(Zip Code)
(248) 208-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SUI	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Fernando Castro-Caratini as Chief Financial Officer on an interim basis

On February 4, 2026, the Company appointed Fernando Castro-Caratini to serve as Chief Financial Officer, Executive Vice President, Secretary and Treasurer of the Company on an interim basis, effective immediately (the “Effective Date”). Mr. Castro-Caratini will serve as Chief Financial Officer, Executive Vice President, Secretary and Treasurer of the Company until a permanent Chief Financial Officer is appointed. The Company has initiated a broad, comprehensive search to identify a permanent Chief Financial Officer.

Until his appointment, Mr. Castro-Caratini, age 42, was serving as a senior advisor to the Company. Prior to that Mr. Castro-Caratini served as Chief Financial Officer, Executive Vice President, Secretary and Treasurer of the Company for approximately four years. From November 2016 to May 2022, Mr. Castro-Caratini was the Company’s Senior Vice President, Finance & Capital Markets and before joining the Company, Mr. Castro-Caratini was with Citigroup in the Real Estate & Lodging Investment Banking group where he executed on a broad range of strategic and capital markets transactions for real estate and lodging clients. He received a B.A. from Washington University in Saint Louis, and an MBA from New York University’s Stern School of Business.

In connection with his appointment, on February 10, 2026, the Company and Mr. Castro-Caratini entered into an Amended and Restated Transition Services Agreement, which is effective as of the Effective Date (the “Transition Services Agreement”). Under the Transition Services Agreement, (i) Mr. Castro-Caratini will continue to provide services to the Company as Chief Financial Officer, Executive Vice President, Secretary and Treasurer of the Company from the Effective Date until February 28, 2027, or the earlier termination of the Transition Services Agreement (the “Transition Period”); (ii) during the Transition Period, the Company will pay Mr. Castro-Caratini a salary of $45,833 per month and continue to provide him with employee benefits; (iii) Mr. Castro-Caratini will be eligible to receive a cash bonus of up to $1,100,000 for his performance during 2026, as determined by the Compensation Committee of the Board; (iv) Mr. Castro-Caratini will be eligible to receive an additional cash bonus of $1,000,000 (the "Tenure Bonus") if he serves as Chief Financial Officer until February 28, 2027; and (v) in the event of termination of the Transition Services Agreement, Mr. Castro-Caratini may be entitled to varying severance benefits depending on the circumstances of such termination, including the reason for and timing thereof. These benefits may include continued salary payments for a period after the Transition Period, and eligibility to receive all or a portion of each of his 2026 performance bonus and the Tenure Bonus. Incentive compensation paid or payable to Mr. Castro-Caratini may be subject to the Company’s Executive Compensation Recovery (Clawback) Policy in accordance with its terms.

Mr. Castro-Caratini does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K. Further, no arrangement or understanding exists between Mr. Castro-Caratini or any other person pursuant to which Mr. Castro-Caratini was selected as Chief Financial Officer, Executive Vice President, Secretary and Treasurer on an interim basis.

The preceding description of the Transition Services Agreement is qualified in its entirety by reference to the full text of the Transition Services Agreement which is filed as Exhibit 10.1, and the terms of which are incorporated by reference herein, to this Form 8-K.

Departure of Mark E. Patten as Chief Financial Officer

On February 4, 2026, Mark E. Patten departed from his role as Chief Financial Officer, Executive Vice President, Secretary and Treasurer of the Company. Mr. Patten’s departure was a mutual decision and is not the result of any disagreements related to the Company’s financial policies, including any accounting principles and practices, or related to any financial statements or disclosures. In connection with his separation, the Company has agreed to pay Mr. Patten separation payments in the amount of $3,000,000.

Item 9.01	Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.	Description

10.1*#    Amended and Restated Transition Services Agreement dated effective February 4, 2026 among Sun Communities, Inc., Sun Communities Operating Limited Partnership and Fernando Castro-Caratini
104        Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Management contract or compensatory plan or arrangement
# Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because such schedules and exhibits do not contain information which is material to an investment decision or which is not otherwise disclosed in the filed agreements. The Company will furnish the omitted schedules and exhibits to the SEC upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: February 10, 2026	By:	/s/ Fernando Castro-Caratini
Fernando Castro-Caratini, Chief Financial Officer, Executive Vice President, Secretary and Treasurer